Exhibit 99.1

ChinaNet Online Holdings, Inc. Reports Record
Third Quarter 2009 Financial Results

Beijing, China, November 16, 2009 -- ChinaNet Online Holdings, Inc. (“ChinaNet”, OTC BB: CHNT), a leading full-service media development, advertising and communications company for small and medium-sized enterprises in the People's Republic of China ("PRC"), today announced higher revenues, net income and cash flow for the third quarter 2009.

▪	Revenues increased 21.7 percent to $8.1 million in the third quarter 2009
▪	Third quarter 2009 adjusted net income increased 19.9 percent to $1.9 million with adjusted earnings per share of $0.12
▪	First nine months 2009 revenues increased 105.1 percent to $27.3 million
▪	First nine months adjusted net income increased 120.1 percent to $4.5 million
▪	First nine months 2009 adjusted earnings per share increased 106.7 percent to $0.31
▪	Gross margins improved 581 basis points to 50.4 percent for the third quarter of 2009
▪	Cash flow from operations was $4.7 million for the first nine months of 2009
▪	Management to host earnings conference call November 16th at 11:30 a.m. ET

SUMMARY FINANCIALS

Third Quarter 2009 Results
	Q3 2009*	Q3 2008	CHANGE
Sales	$8.1 million	$6.7 million	+21.7%
Gross Profit	$4.1 million	$3.0 million	+37.5%
Adjusted Net Income	$1.9 million	$1.6 million	+19.9%
GAAP Net Income	$0.6 million	$1.6 million	-59.9%
Adjusted EPS (Basic)	$0.12	$0.12	--
GAAP EPS (Basic)	($0.33)	$0.12	--

*Net income of Q3 2009 included a $1.3 million non-cash charge related to the changes in the value of warrants, and a $5.9 million non-cash charge related to the beneficial conversion feature of Series A preferred stock.

The First Nine Months of 2009 Results
	2009*	2008	CHANGE
Sales	$27.3 million	$13.3 million	+105.1%
Gross Profit	$11.4 million	$4.6 million	+144.8%
Adjusted Net Income	$4.5 million	$2.1 million	+120.1%
GAAP Net Income	$3.2 million	$2.1 million	+57.3%
Adjusted EPS (Basic)	$0.31	$0.15	+106.7%
GAAP EPS (Bacic)	($0.18)	$0.15	--

*Net income for the first nine months of 2009 included a $1.3 million non-cash charge related to the changes in the value of warrants and a $5.9 million non-cash charge related to the beneficial conversion feature of Series A preferred stock.

Third Quarter 2009 Financial Results

Revenues for the third quarter of 2009 increased 21.7 percent to approximately $8.1 million compared to $6.7 million for the third quarter of 2008. The increase resulted from a significant increases in Internet advertising and TV advertising. For the third quarter of 2009 Internet advertising comprised approximately 58.2 percent of total revenues, an increase of 59.6 percent year-over-year to $4.7 million. Growth was the result our successful brand building efforts for the www.28.com website which offers customers a comprehensive suite of client service technologies, assisted by the efforts of a more experienced sales team. During the third quarter of 2009 revenues generated by TV advertising increased 40.1 percent year-over-year to approximately $3.1 million or 38.3 percent of total revenues. As of September 30, 2009, the number of active customers for the Company’s Internet advertising business was 779 and the number of customers being serviced by its TV advertising business was 344. Approximately 44% of customers were being serviced by both platforms.

Cost of sales for the three months ended September 30, 2009 was approximately $4.0 million or 49.6 percent of revenues as compared to $3.7 million or 55.4 percent of revenues for the three months ended September 30, 2008. The costs associated with the Company’s advertising services include costs for purchasing resources from other well-known portal websites in the PRC for Internet advertising and purchasing TV advertisement time from approximately ten different provincial TV stations.

For the third quarter of 2009 the gross profit was $4.1 million, representing gross margins of 50.4 percent, compared to the third quarter of 2008 with $3.0 million in gross profit and a gross margin of 44.6 percent. Gross profit grew by 37.5 percent on a year-over-year basis. The increase in gross profit was a result of increased revenues and leverage in the business model.

Operating expenses for the three months ended September 30, 2009 were approximately $1.4 million, up 74.4% percent from $0.8 million in the same period of 2008. Selling expenses for the period increased to approximately $0.6 million from $0.5 million in the third quarter of 2008 primarily as a result of brand development expenses for www.28.com, increased payrolls for staff incentives, an expanded sales force, and increased marketing expenses. General and administrative expenses were $0.6 million and $0.2 million in the third quarter 2009 and 2008, respectively, with the increase primarily due to non-recurring expenses associated with the US public company listing and non-cash equity compensation for services.

Operating income for the third quarter of 2009 totaled approximately $2.7 million, a 24.3 percent increase from the $2.2 million reported for the third quarter of 2008. Operating margins were 33.5 percent and 32.8 percent for the third quarter of 2009 and 2008, respectively.

GAAP net income for the third quarter was $0.6 million, representing a decrease of 59.9% as compared to $1.6 million reported in the same period in the prior year. Earnings per basic share were a negative $0.33 for the third quarter in 2009 as compared to $0.12 for the third quarter in 2008, which was based on 15.8 million and 13.8 million shares outstanding, respectively. The Company had an effective tax rate of 26.4 percent and 26.5 percent for the third quarters of 2009 and 2008, respectively, excluding the effect of a $1.3 million non-cash charge related to the changes in fair value of warrants recorded in the third quarter of 2009.

During the third quarter of 2009 the Company incurred a non-cash charge of $1.3 million for the change in the value of warrants and a $5.9 million non-cash charge related to the beneficial conversion feature of Series A preferred stock which was recorded as deemed dividend, a deduction of retained earnings and a deduction of net income attributable to common shareholders. Adjusting for non-cash charges, net income for the third quarter of 2009 was $1.9 million, with $0.12 in earnings per basic share.

"The third quarter continued our momentum as we executed on our growth plan while expanding both gross and operating margins," Mr. Handong Cheng, Chairman and CEO of the Company. “We continue to see strong growth in both our Internet and TV advertising business, which was driven by both existing and new customers. With over 20% annual growth projected for the Chinese internet advertising market through 2010, we believe ChinaNet’s “one-stop shop” advertising platform is well positioned to capitalize on this large growth opportunity and further increase market share.”

2009 Nine Month Financial Results

For the nine months ended September 30, 2009, revenues increased approximately 105.1 percent to $27.3 million compared to the same period in 2008. Gross profit was $11.4 million for the first nine months of 2009, representing an increase of 144.8 percent from the first nine months of 2008. Gross margins were 41.7 percent for the first nine months of 2009 compared to 34.9 percent for the same year ago period.

Income from operations was $6.3 million for the first nine months of 2009, representing an increase of 118.2 percent over the first nine months of 2008. Operating margins were 22.9 percent for the first nine months of 2009 compared to 21.5 percent for the first nine months of 2008. The Company incurred cash expenses, in addition to non-cash equity compensation expenses, related to going public.

GAAP Net income for the first nine months of 2009 was $3.2 million for the nine months ended September 30, 2009, an increase of approximately 57.3 percent from $2.1 million with corresponding basic earnings per share of negative $0.18 compared to $0.15 based on 14.5 million and 13.8 million shares, respectively. During the first nine months of 2009 the Company incurred a non-cash charge of $1.3 million for the change in the value of warrants and a $5.9 million non-cash charge related to the beneficial conversion feature of Series A preferred stock which was recorded as deemed dividend, a deduction of retained earnings and a deduction of net income attributable to common shareholders, with no associated charge in 2008. Adjusting for non-cash charges during each respective period, net income was $4.5 million and $2.1 million, yielding $0.31 and $0.15 in earnings per basic share.

“The management team has been focused on enhancing our 28.com advertising platform by adding new modules into the network,” Mr. Chen continued. “In August 2009, we launched a new product entitled “Internet Information Management” (IIM), intelligence software that is based on our proprietary search engine optimization technology which helps our clients gain an early warning in order to identify, and respond to potential negative exposure on the internet. There are approximately 32 customers since the platform launched 3 months ago, all coming from the Company’s existing customers. We expect that growth from our IIM product, in addition to our multi-platform advertising network, will drive further growth during 2010.”

Balance Sheet and Cash Flow

The Company had a current ratio of 4 to 1 and $13.9 million in cash and equivalents on September 30, 2009, which includes $9.2 million in net proceeds from the August 2009 financing. Accounts receivables were $2.4 million on September 30, 2009, compared to $1.0 million on December 31, 2008. For the first nine months of 2009, the Company generated $4.7 million in cash from operations versus $1.3 million for the same period in 2008, with the variance principally coming from the increase in net income and prudent asset management.

Financial Outlook for 2009 and 2010

Management reaffirms 2009 guidance and expects to report calendar 2009 sales of $42.7 million and net income of $8.3 million, representing an increase of 98.6% and 196.4% compared to 2008 sales and adjusted net income, respectively. Management reaffirms 2010 guidance and expects to report calendar 2010 sales of $72.3 million and net income of $14.1 million.

Conference Call

The conference call will take place at 11:30 a.m. EST on Monday, November 16, 2009. Interested participants should call 1-877-941-8418 when calling within the United States or 1-480-629-9809 when calling internationally.

A playback will be available through November 23, 2009. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 4180080 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00006C94, or visiting ViaVid's website at www.viavid.net, where the webcast can be accessed through November 23, 2009.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet" or "Zhong Wang Zai Xian"), is a leading full-service media development, advertising and communications company for small medium-sized enterprises (“SMEs”) in the PRC. The Company, through its certain contractual arrangements with operating companies in the PRC, provides internet advertising and other services for Chinese SMEs via its portal website www.28.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For further information, contact:
Mark Elenowitz	Ted Haberfield
TriPoint Capital Advisors	HC International, Inc.
US +1-917-512-0822	US +1-760-755-2716
thaberfield@hcinternational.net
www.hcinternational.net